UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): August 24, 2005 (August 18, 2005)

Axesstel, Inc.

(Exact Name of Registrant as Specified in Charter)

Nevada	001-32160	91-1982205
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6815 Flanders Drive, Suite 210, San Diego, California	92121
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (858) 625-2100

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On August 23, 2005, Axesstel Korea, Inc., a Korean company (“Subsidiary”) and a wholly-owned subsidiary of Axesstel, Inc. (the “Company” or “Axesstel”), executed an asset purchase agreement (the “Agreement”) with TBK Electronics Corporation, a Korean company (“TBK”), to purchase certain equipment and assume the obligations for certain leased equipment (collectively, the “Transaction”). The Agreement was entered into pursuant to a binding Memorandum of Understanding (“MOU”) previously disclosed on a Form 8-K and filed with the Securities and Exchange Commission on June 1, 2005. TBK is a contract manufacturer of various wireless and other telecommunications equipment. The Company does not currently have a manufacturing relationship with TBK and TBK currently holds less than 5% of the Company’s stock.

The terms of the Agreement include payment on or before September 1, 2005 of KRW 1.9 billion (approximately US$1.9 million) (the “Purchase Price”) to TBK by Subsidiary for the purchase of specified communication manufacturing equipment, exclusive of value added tax. Subsidiary leased certain manufacturing premises from TBK subject to a separate lease agreement executed between Subsidiary and TBK for monthly lease payments of KRW 26,000,000 (approximately US$26,000) for a period of two years. The lease expires on June 12, 2007, with an automatic one-year extension unless a party gives three months’ prior notice of termination prior to the expiration date. Subject to the terms of the Agreement, Subsidiary will further pay the leasing fee for or buyout certain manufacturing equipment currently leased by TBK for approximately $40,000 per month for approximately five (5) months.

Axesstel opened a letter of credit in the amount of KRW 770,000,000 (approximately US$770,000) as a guarantee of the Purchase Price and the performance of Subsidiary under the MOU (the “Letter of Credit”). Under the terms of the Agreement, once Subsidiary pays the full Purchase Price to TBK, the Letter of Credit will be canceled or otherwise be allowed to expire.

Item 8.01	Other Events.

On August 18, 2005, the board of directors of the Company authorized and approved payment in the amount of $100,000 to Mr. Eric Schultz as compensation for and in recognition of his exceptional service to the Company as a member of the board of directors and compensation and audit committees of the board. Mr. Schultz resigned from the Company’s board on June 16, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Axesstel, Inc.

By:	/s/ Patrick Gray
Patrick Gray
Vice President and Controller

Date: August 24, 2005